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EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Registered Name                                                             Domicile         Owner     %       Status
(business is conducted under the registered names)                                                     held
Sancon Recycling Pty Ltd.                                                   Australia        Sancon     100    Active
Sancon Resources Recovery (Shanghai) Co., Ltd. ("Sancon SH" hereinafter)    Shanghai         Sancon     70     Active
Crossover Solutions Inc. ("CS" hereinafter)                              British Virgin      Sancon     100    Active
                                                                             Island
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